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                                                                       Exhibit 5
                                                                       ---------

                               November 30, 1999

GetThere.com, Inc.
4045 Campbell Avenue
Menlo Park, CA  94025


          Re:  GetThere.com, Inc. (the "Company")
               Registration Statement for
               an aggregate of 15,893,591 Shares of Common Stock

Ladies and Gentlemen:

     We refer to Registrant's registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 7,643,591 shares of Common Stock available for issuance under the Company's 1996 Stock Incentive Plan, (ii) 5,000,000 shares of Common Stock available for issuance under the Company's 1999 Stock Incentive Plan, (iii) 750,000 shares of Common Stock available for issuance under the Company's 1999 Directors' Stock Option Plan and (iv) 2,500,000 shares of Common Stock available for issuance under the Company's 1999 Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               Very truly yours,


               /s/ Gunderson Dettmer Stough Villenevue Franklin & Hachigian, LLP
                   Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP